[LETTERHEAD OF ROSLYN BANCORP, INC. APPEARS HERE]

                                                                December 7, 1998

Dear Stockholder:

By now, you should have received Proxy Material concerning the December 22, 1998 Special Meeting of Stockholders of Roslyn Bancorp, Inc. relating to the merger of Roslyn with T R Financial Corp., the holding company for Roosevelt Savings Bank.

The Special Meeting is fast approaching and according to our records, your proxy for this important meeting has not yet been received. Many stockholders believe their votes are not important. On the contrary, your vote is essential. A failure to vote for approval of the merger will have the same effect as a vote against the merger.

The merger will result in a franchise that will have the capital strength, significant branch presence, technological service delivery and product breadth needed to compete successfully against any competitor in any of our markets and to continue to provide you with the products and personal service you've come to expect at Roslyn. The products, geographic distribution, strategy, culture and customer-driven focus of Roslyn and Roosevelt are compatible in every way. As a result of this combination, Roslyn will be in the best competitive position in its nearly 125-year history. Therefore, I urge you to vote FOR the merger.

Regardless of the number of shares you own, it is important that they be represented. Please save your Company the expense of additional solicitation costs by signing and promptly returning the enclosed proxy. If you have already mailed your proxy, please accept our thanks and disregard this request.

Should you need assistance in voting your shares, please call our proxy solicitor Kissel-Blake at 1-800-554-7733.

                                       Best regards,


                                       /s/ Joseph L. Mancino
                                       ---------------------

                                       JOSEPH L. MANCINO
                                       Chairman of the Board
                                       President and CEO


Statements contained in this document which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with Securities and Exchange Commission from time to time.

A registration statement relating to the proposed merger has been filed with the Securities and Exchange Commission and has become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Roslyn Bancorp, Inc. or the solicitation of votes by stockholders of Roslyn Bancorp, Inc. with respect to the proposed merger. Such offer for sale and solicitation of votes is made only by the Joint Proxy Statement/Prospectus.